Exhibit 5.1



                       [Letterhead of Sidley Austin LLP]


                                          November 28, 2006


DaimlerChrysler Wholesale Receivables LLC
27777 Inkster Road
Farmington Hills, Michigan 48334

      Re:   DaimlerChrysler Master Owner Trust
            Floating Rate Auto Dealer Loan Asset Backed Notes, Series 2006-A
            ----------------------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel to J.P. Morgan Securities Inc. (the "Underwriter") in connection with the Underwriting Agreement and the Terms Agreement, each dated November 21, 2006 (together, the "Underwriting Agreement"), among DaimlerChrysler Wholesale Receivables LLC, a Delaware limited liability company ("DCWR"), DaimlerChrysler Financial Services Americas LLC, a Michigan limited liability company ("DCFS"), and the Underwriter, relating to the sale of $1,000,000,000 aggregate principal amount of DaimlerChrysler Master Owner Trust Floating Rate Auto Dealer Loan Asset Backed Notes, Series 2006-A (the "Notes"). The Notes will be issued pursuant to (a) the Amended and Restated Indenture dated as of December 16, 2004 (the "Indenture"), between DaimlerChrysler Master Owner Trust, a Delaware statutory trust (the "Issuer"), and The Bank of New York, as indenture trustee (in such capacity, the "Indenture Trustee"), and (b) the Series 2006-A Indenture Supplement dated as of November 1, 2006 (the "Series 2006-A Indenture Supplement"), between the Issuer and the Indenture Trustee. The Notes will be secured by, among other things, the receivables referred to in the Amended and Restated Sale and Servicing Agreement dated as of November 28, 2006 (the "Sale and Servicing Agreement"), among DCWR, as seller, DCFS (which has succeeded
DCS), as servicer, and the Issuer. Such receivables will be generated from time to time under selected dealer floorplan accounts of DCFS, which is the successor by merger on January 1, 2006 to DaimlerChrysler Services North America LLC ("DCS"). Capitalized terms not otherwise defined herein are used as defined in the Series 2006-A Indenture Supplement, the Indenture or the Sale and Servicing Agreement, as applicable.

      In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the following items: (a) the Indenture, (b) the Series 2006-A Indenture Supplement, (c) a specimen of the Notes and (d) the Registration Statement on Form S-3 (Registration No. 333-120110) for the registration of the Notes under the Securities Act of 1933, as amended (the "Act"), filed by DCWR with the Securities and Exchange Commission (the "Commission") and amended by various post-effective amendments thereto, the last of which is Post-Effective Amendment No. 3 that became



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November 28, 2006
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effective on October 27, 2006 (such Registration Statement, as amended by such post-effective amendment, is referred to herein as the "Registration
Statement").

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), and the authenticity of the originals of such latter documents. We have also assumed the conformity of the text of each document filed with the commission through EDGAR to the printed documents reviewed by us. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of DCFS, DCWR and others.

      Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes, when duly executed and delivered by DCWR on behalf of the Issuer, and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and the Series 2006-A Indenture Supplement and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be validly issued and binding obligations of the Issuer.

      The opinion set forth in this letter is also subject to the following limitations, qualifications, exceptions and assumptions:

            A. Members of our firm are admitted to the bar of the State of New York and the foregoing opinions are limited to matters arising under the federal laws of the United States of America and the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

            B. We have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to any agreement or other document referred to in this opinion has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the full right, power and authority to execute, deliver and perform its obligations under each such agreement and document to which it is a party and (ii) each such agreement and document has been duly authorized, executed and delivered by each party thereto and, except to the extent expressly opined herein, is a valid, binding and enforceable agreement of each party thereto.

            C. We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof, (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent


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November 28, 2006
Page 3


     assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof, (iii) regarding waiver of usury, stay, extension or similar laws or (iv) regarding any rights to indemnity and contribution.

            D. Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

      This letter is rendered solely to and for the benefit of the person to whom it is addressed in connection with the transactions described in the first paragraph above and may not be quoted, used or relied upon by any other person (including without limitation all purchasers of Notes from the Underwriter and any subsequent purchaser of Notes), or used for any other purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K dated November 28, 2006 relating to the Issuer.

                                          Very truly yours,

                                          /s/ Sidley Austin LLP